Exhibit 99.1

Broadwind Energy Announces Preliminary Q4 and Full Year 2017 Results

Cicero, Ill., January 31, 2018 — Broadwind Energy, Inc. (NASDAQ: BWEN) today announced that its financial results for the quarter and year ending December 31, 2017 are expected to be below the Company’s previous estimates.

Based on preliminary results, Q4 2017 revenue totaled approximately $18 million, $2 million below expectations due to weak CNG sales and lower gearing shipments caused by delayed material receipts primarily due to a tightening of the oil and gas supply chain. The Company now expects the consolidated Q4 2017 EBITDA loss to be approximately $3.5-3.7 million, versus guidance of a $2-3 million loss provided in October.

Broadwind CEO Stephanie Kushner stated, “Our gearing orders were up more than 150%, due to market recovery and share gains with new oil and gas customers. However, with the surge in orders, our supply chain partners have extended their lead times and have had difficulties meeting scheduled production dates, causing us to miss delivery dates with our customers. Our Gearing segment revenues totaled $8.5 million in the quarter, down from our expectation of $9-9.5 million. Despite the weaker than anticipated shipment levels to end the year, our Gearing backlog remains strong and we are currently booking orders to support Q3 2018 volumes.

Kushner continued, “Due to the weaker results, we have worked with our bank to waive our debt covenant for the quarter and reset covenants for 2018. At year-end, $10.6 million was drawn against the credit line and availability totaled $12 million. Operating working capital declined by $4 million due to the timing of customer deposits in Q4 2017 to support higher 2018 tower production.

Kushner added, “As expected, our tower business is firming in 2018 and we are improving our capacity utilization. We are actively bidding on tower contracts with multiple customers in order to supplement the baseload of approximately $50 million in 2018 shippable backlog which we booked in 2016 under a multi-year contract. As the tower segment recovers, we expect consolidated revenues to rebound to $28-30 million in the first quarter, and then to rise to about $40 million in the second quarter with a return to positive EBITDA.”

Fourth quarter and full-year earnings are scheduled to be announced on Tuesday, February 27, 2018, before market open. An investor conference call will follow at 10 a.m. Central time. For real-time internet access to the conference call, visit investors.bwen.com/investors/events-and-presentations. An archived replay of the conference call will be available on the Company's website shortly after the call concludes.

About Broadwind Energy, Inc.

Broadwind Energy, Inc. (NASDAQ: BWEN) is a precision manufacturer of structures, equipment and components for clean tech and other specialized applications. From gears and gearing systems for wind, oil and gas and mining applications, to wind towers and industrial weldments, we have solutions for the clean tech, energy and infrastructure needs of the future. With facilities throughout the U.S., Broadwind Energy's talented team is committed to helping customers maximize performance of their investments—quicker, easier and smarter. Find out more at www.bwen.com

Forward-Looking Statements

This release contains “forward looking statements”—that is, statements related to future, not past, events—as defined in Section 21E of the Securities Exchange Act of 1934, as amended, that reflect our current expectations regarding our future growth, results of operations, financial condition, cash flows, performance, business prospects and opportunities, as well as assumptions made by, and information currently available to, our management. Forward looking statements include any statement that does not directly relate to a current or historical fact. We have tried to identify forward looking statements by using words such as “anticipate,” “believe,” “expect,” “intend,” “will,” “should,” “may,” “plan” and similar expressions, but these words are not the exclusive means of identifying forward looking statements. Forward looking statements include any statement that does not directly relate to a current or historical fact. Our forward-looking statements may include or relate to our beliefs, expectations, plans and/or assumptions with respect to the following: (i) state, local and federal regulatory frameworks affecting the industries in which we compete, including the wind energy industry, and the related extension, continuation or renewal of federal tax incentives and grants and state renewable portfolio standards; (ii) our customer relationships and our substantial dependency on a few significant customers and our efforts to diversify our customer base and sector focus and leverage relationships across business units; (iii) our ability to continue to grow our business organically and through acquisitions; (iv) the sufficiency of our liquidity and alternate sources of funding, if necessary; (v) our ability to realize revenue from customer orders and backlog; (vi) our ability to operate our business efficiently, manage capital expenditures and costs effectively, and generate cash flow; (vii) the economy and the potential impact it may have on our business, including our customers; (viii) the state of the wind energy market and other energy and industrial markets generally and the impact of competition and economic volatility in those markets; (ix) the effects of market disruptions and regular market volatility, including fluctuations in the price of oil, gas and other commodities; (x) the effects of the recent change of administrations in the U.S. federal government; (xi) our ability to successfully integrate and operate the business of Red Wolf Company, LLC and to identify, negotiate and execute future acquisitions; (xii) the potential loss of tax benefits if we experience an “ownership change” under Section 382 of the Internal Revenue Code of 1986, as amended; and (xiii) the impact of future sales of our common stock or securities convertible into our common stock on our stock price.

These statements are based on information currently available to us and are subject to various risks, uncertainties and other factors that could cause our actual growth, results of operations, financial condition, cash flows, performance, business prospects and opportunities to differ materially from those expressed in, or implied by, these statements. We are under no duty to update any of these statements. You should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or other factors that could cause our current beliefs, expectations, plans and/or assumptions to change.

BWEN INVESTOR CONTACT: Joni Konstantelos, 708.780.4819 joni.konstantelos@bwen.com

Non-GAAP Financial Measure

The Company provides non-GAAP adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization, share based compensation, and other stock payments) as supplemental information regarding the Company’s business performance. The Company’s management uses adjusted EBITDA when it internally evaluates the performance of the Company’s business, reviews financial trends and makes operating and strategic decisions. The Company believes that this non-GAAP financial measure is useful to investors because it provides investors with a better understanding of the Company’s past financial performance and future results, and it allows investors to evaluate the Company’s performance using the same methodology and information as used by the Company’s management. The Company's definition of adjusted EBITDA may be different from similar non-GAAP financial measures used by other companies and/or analysts.